Exhibit 4.12

EXECUTION VERSION

SECOND AMENDED AND RESTATED
NON-COMPETITION AGREEMENT

by and between

CREDITEASE HOLDINGS (CAYMAN) LIMITED

and

YIREN DIGITAL LTD.

Dated as of December 31, 2020

i

SECOND AMENDED AND RESTATED
NON-COMPETITION AGREEMENT

This Second Amended and Restated Non-Competition Agreement (this “Agreement”), dated as of December 31, 2020, is entered into by and between CreditEase Holdings (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands (“CreditEase”), and Yiren Digital Ltd. (formerly known as Yirendai Ltd.), an exempted company incorporated under the laws of the Cayman Islands (“Yiren Digital” and, together with CreditEase, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Yiren Digital is a leading fintech company in China and its ADSs (as defined below) are listed and traded on the New York Stock Exchange;

WHEREAS, CreditEase is the controlling shareholder of Yiren Digital;

WHEREAS, CreditEase and Yiren Digital are parties to the Restructuring Agreement, dated as of December 31, 2020 (the “Restructuring Agreement”), pursuant to which Yiren Digital agrees to cause the applicable Yiren Digital Group Companies to terminate the Existing Control Documents and CreditEase agrees to pay to Yiren Digital a certain amount of cash in consideration of the termination of the Existing Control Documents;

WHEREAS, Yiren Digital and CreditEase are parties to the Amended and Restated Non-Competition Agreement, dated March 25, 2019 (the “A&R Non-Competition Agreement”); and

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire to amend and restate the A&R Non-Competition Agreement pursuant to this Agreement, effective as of December 31, 2020, to alter the scope of the non-competition and non-solicitation undertakings in the A&R Non-Competition Agreement and make certain other modifications to the A&R Non-Competition Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree that the A&R Non-Competition Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in Article 1 of the Restructuring Agreement. The following capitalized terms as used herein have the respective meanings referenced below:

“A&R Non-Competition Agreement” has the meaning set forth in the recitals to this Agreement.

“ADSs” means American depositary shares representing Ordinary Shares.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Control Ending Date” means the earlier of (a) the first date upon which members of the CreditEase Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Yiren Digital and (b) the first date upon which CreditEase, collectively with the other members of the CreditEase Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Yiren Digital (for purposes of this clause (b), without considering holdings of institutional investors that have acquired Yiren Digital securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of Yiren Digital).

“CreditEase” has the meaning set forth in the preamble of this Agreement.

“CreditEase Business” means any business conducted by CreditEase and its subsidiaries and VIEs, other than the Yiren Digital Business.

“CreditEase Group” means CreditEase and its subsidiaries and VIEs, other than Yiren Digital and its subsidiaries and VIEs.

“Dispute” has the meaning set forth in Section 4.7 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 4.7 of this Agreement.

“Non-Competition Period” means the period beginning from the date hereof and ending on the earliest of:

(a)                                 the first anniversary of the Control Ending Date;

(b)                                 the date on which the ADSs cease to be listed on Nasdaq or the New York Stock Exchange (except for temporary suspension of trading of the ADSs); and

(c)                                  the fifteenth (15th) anniversary of the date hereof.

“Ordinary Shares” means the shares of Yiren Digital, par value $0.0001 per share (including shares represented by ADSs and held of record by the depositary bank for the ADSs).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Restructuring Agreement” has the meaning set forth in the recitals to this Agreement.

“Selection Period” has the meaning set forth in Section 4.7(d) of this Agreement.

“VIE” of any Person means any entity that is controlled by such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of generally accepted accounting principles in the United States as in effect from time to time. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Yiren Digital” has the meaning set forth in the preamble of this Agreement.

“Yiren Digital Business” means (a) the online wealth management business targeting the mass affluent (which refer to individuals with RMB1,000,000 to RMB10,000,000 investable financial assets), unsecured and secured consumer lending, financial leasing, small and medium enterprise (SME) lending and other related services and businesses, conducted by the Yiren Digital Group anywhere in the world; and (b) other businesses that the Parties may mutually agree from time to time to be part of the Yiren Digital Business.

“Yiren Digital Group” means Yiren Digital and its subsidiaries and VIEs.

ARTICLE 2

NON-COMPETITION

Section 2.1                                    Undertaking of the CreditEase Group. During the Non-Competition Period, CreditEase will not, and will cause each of the other members of the CreditEase Group not to, other than through the Yiren Digital Group, directly or indirectly be engaged, invest, participate or otherwise be interested, whether on its own account or with each other or in conjunction with or on behalf of any Person, in (i) the Yiren Digital Business or (ii) any business that is of the same nature as the Yiren Digital Business, in each case unless as may otherwise be approved in writing by the audit committee of the board of directors of Yiren Digital. Notwithstanding the foregoing, any member of the CreditEase Group shall not be prohibited from:

(a)                                 being engaged in the Yiren Digital Business or any business that is of the same nature as the Yiren Digital Business through contracts, engagements with or on behalf of any member of the Yiren Digital Group;

(b)                                 continuing to engage in the CreditEase Business in which the CreditEase Group engages as of the date of this Agreement; or

(c)                                  holding shares, investing or otherwise being interested in, beneficially or of record, no more than fifty percent (50%) (calculated on an aggregate basis combining any such ownership by any members of the CreditEase Group) of the equity or its equivalent of any company (other than Yiren Digital) that engages in any business that is of the same nature as the Yiren Digital Business; provided that the CreditEase Group does not have board or management control of such company.

Section 2.2                                    Undertaking of the Yiren Digital Group. During the Non-Competition Period, Yiren Digital will not, and will cause each of the other members of the Yiren Digital Group not to, directly or indirectly be engaged, invest, participate or otherwise be interested, whether on its own account or with each other or in conjunction with or on behalf of any Person, in (i) the CreditEase Business or (ii) any business that is of the same nature as the CreditEase Business, in each case unless as may otherwise be approved in writing by CreditEase. Notwithstanding the foregoing, any member of the Yiren Digital Group shall not be prohibited from:

(a)                                 being engaged in CreditEase Business or any business that is of the same nature as the CreditEase Business through contracts, engagements with or on behalf of any member of the CreditEase Group;

(b)                                 continuing to engage in the Yiren Digital Business in which the Yiren Digital Group engages upon the closing of the transactions contemplated under the Restructuring Agreement; or

(c)                                  holding shares, investing or otherwise being interested in, beneficially or of record, no more than fifty percent (50%) (calculated on an aggregate basis combining any such ownership by any members of the Yiren Digital Group) of the equity or its equivalent of any company that engages in any business that is of the same nature as the CreditEase Business; provided that the Yiren Digital Group does not have board or management control of such company.

ARTICLE 3

NON-SOLICITATION

Section 3.1                                    Non-Solicitation by CreditEase. During the Non-Competition Period, CreditEase will not, and will cause each other member of the CreditEase Group not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals providing consulting services to any member of the Yiren Digital Group, or any former employees of or individuals providing consulting services to any member of the Yiren Digital Group within six months of the termination of their employment with or consulting services to the member of the Yiren Digital Group, without Yiren Digital’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed at such employees or individuals that do not result in the hiring of any such employees or individuals by the CreditEase Group within the Non-Competition Period.

Section 3.2                                    Non-Solicitation by Yiren Digital. During the Non-Competition Period, Yiren Digital will not, and will cause each other member of the Yiren Digital Group not to, directly or indirectly, hire, or solicit for hire any active employees of or individuals providing consulting services to any member of the CreditEase Group, or any former employees of or individuals providing consulting services to any member of the CreditEase Group within six months of the termination of their employment with or consulting to the member of the CreditEase Group, without CreditEase’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed at such employees or individuals that do not result in the hiring of any such employees or individuals by the Yiren Digital Group within the Non-Competition Period.

ARTICLE 4

MISCELLANEOUS

Section 4.1                                    Consent or Waiver. Any consent or waiver of a Party pursuant to this Agreement shall not be effective unless it is in writing and signed by such Party, which, in the case of Yiren Digital, shall obtain the prior written consent of the audit committee of the board of directors of Yiren Digital.

Section 4.2                                    Limitation of Liability. In no event shall either Party be liable to the other Party, or its affiliated companies, for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Party has been advised of the possibility of such damages. Subject to the foregoing, nothing in this Agreement limits a Party’s right to seek remedies such Party is entitled to for any breach of this Agreement, whether at law or in equity, including, without limitation, the right to terminate this Agreement in the event that the other Party materially breaches this Agreement.

Section 4.3                                    Termination. This Agreement may be terminated by mutual written consent of the Parties, evidenced by an instrument in writing signed by Yiren Digital after obtaining the prior written consent of the audit committee of the board of directors of Yiren Digital, and by CreditEase. This Agreement shall automatically terminate upon the expiration of the Non-Competition Period.

Section 4.4                                    Amendment. This Agreement may not be amended except by mutual written consent of the Parties, evidenced by an instrument in writing signed by Yiren Digital after obtaining the prior written consent of the audit committee of the board of directors of Yiren Digital, and by CreditEase.

Section 4.5                                    Notices. Notices or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

if to CreditEase:

3/F, Winterless Center Building A
1 West Dawang Road, Chaoyang District

Beijing, 100025, People’s Republic of China

if to Yiren Digital:

10th Floor, Tower B, Gemdale Plaza
91 Jianguo Road, Chaoyang District
Beijing, People’s Republic of China 100022

or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt, if mailed.

If any such notice or other correspondence is transmitted by facsimile or email, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; or if posted by mail, it shall be treated as delivered five (5) days after posting.

Section 4.6                                    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.7                                    Dispute Resolution. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to such Dispute shall be treated as confidential and privileged information of each of CreditEase and Yiren Digital developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)                                 If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of CreditEase and Yiren Digital. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)                                  If the representatives of the two boards of directors are unable to resolve the Dispute within one hundred and twenty (120) days from the Dispute Resolution Commencement Date, on the request of either Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to, attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d)                                 If the Parties cannot resolve any Dispute through mediation within forty-five (45) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to submit the Dispute to the Hong Kong International Arbitration Centre for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the Dispute is submitted. There shall be three (3) arbitrators. The presiding arbitrator shall be qualified to practice law in New York. The place or seat of arbitration shall be Hong Kong. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 4.7(d), including the provisions concerning the appointment of the arbitrators, this Section 4.7(d) shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

Section 4.8                                    Authority. Each Party represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 4.9                                    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter hereof. The A&R Non-Competition Agreement is hereby terminated and replaced in its entirety by this Agreement.

Section 4.10                             Severability. If any provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.11                             Waiver; Remedies. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Each Party recognizes and agrees that the other Party’s remedy at law for any breach of this Agreement would be inadequate and that the non-breaching Party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law (without the posting of any bond and without proof of actual damages). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.12                             Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent shall be void; provided that each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 4.13                             Interpretation. The headings contained in this Agreement and in the table of contents of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For all purposes of this Agreement: (i) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein,” “hereof,” “hereby” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder; and “RMB” refers to renminbi, which is the official currency of China.

Section 4.14                             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first written above.

CreditEase Holdings (Cayman) Limited

By:	/s/ Ning Tang
Name: Ning Tang
Title: Chief Executive Officer

Yiren Digital Ltd.

By:	/s/ Na Mei
Name: Na Mei
Title: Chief Financial Officer

Second Amended and Restated Non-Competition Agreement